EXHIBIT 3.1
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                            THE PENN TRAFFIC COMPANY

                    CERTIFICATE OF THE POWERS, DESIGNATIONS,

                         PREFERENCES AND RIGHTS OF THE

                     SERIES A CONVERTIBLE PREFERRED STOCK,

                           PAR VALUE $0.01 PER SHARE

        Pursuant to Section 151 of the Delaware General Corporation Law

         The undersigned officer of THE PENN TRAFFIC COMPANY, a Delaware corporation (the "CORPORATION"), DOES HEREBY CERTIFY that the following resolution, creating a series of 10,000 shares of Preferred Stock, was duly adopted by the Board of Directors as of December 11, 2007:

         WHEREAS, the Board of Directors is authorized, within the limitations and restrictions stated in the Second Amended and Restated Certificate of Incorporation of the Corporation (the "CERTIFICATE OF INCORPORATION"), to provide by resolution or resolutions for the issuance of shares of Preferred Stock, par value $0.01 per share, of the Corporation, in one or more series, with such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereon as shall be stated and expressed in the resolution or resolutions providing for the issuance thereof adopted by the Board of Directors, and as may be permitted by the General Corporation Law of the State of Delaware pursuant to authority vested in the Board of Directors by the Certificate of Incorporation; and

         WHEREAS, it is the desire of the Board of Directors, pursuant to its authority as aforesaid, to authorize and fix the terms of a series of Preferred Stock and the number of shares constituting such series.

         NOW, THEREFORE, BE IT RESOLVED:

         1. DESIGNATION AND NUMBER OF SHARES. There shall be hereby created and established a series of Preferred Stock designated as "Series A Convertible Preferred Stock" (the "SERIES A PREFERRED STOCK"). The authorized number of shares of Series A Preferred Stock shall be 10,000. Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in Section 11.

         2. RANK. The Series A Preferred Stock shall, with respect to distributions of assets and rights upon the occurrence of a Liquidation or a Sale of the Corporation and in respect of dividend rights, redemption rights and all other rights and preferences, rank senior to (i) all classes of common stock of the Corporation (including, without limitation, the Common Stock, par value $0.01 per share, of the Corporation (the "COMMON STOCK")) and (ii) each other class or series of Capital Stock of the Corporation hereafter created which does not expressly rank PARI PASSU with or senior to the Series A Preferred Stock (the stock referred to in clauses (i) and (ii) collectively, the "JUNIOR STOCK").

         3. DIVIDENDS.

            (a) DIVIDEND RATE. The holders of shares of Series A Preferred Stock shall be entitled to receive, out of funds legally available therefor, dividends at an annual rate equal to 8% of the Stated Amount, calculated on the basis of a 360-day year, consisting of twelve 30-day months, and shall accrue on a daily basis from the date of issuance thereof and be cumulative, whether or not funds are legally available and whether or not declared. Subject to the last sentence of this Section 3(a), dividends shall be payable on a quarterly basis on March 31st, June 30th, September 30th, and December 31st of each year (each such date, a "DIVIDEND PAYMENT DATE"). The Board of Directors may fix a record date for the determination of holders of shares of Series A Preferred Stock entitled to receive payment of such dividends, which record date shall not be more than 60 days prior to the applicable Dividend Payment Date. For the avoidance of doubt, payment of the dividends in cash will be made only in compliance with the provisions set forth in Section 6.14 of the Revolving Credit Agreement (for so long as the same remains in effect) and Section 6.14 of the Supplemental Real Estate Credit Agreement (for so long as the same remains in effect). If the Corporation does not pay dividends in cash on any Dividend Payment Date, such accrued and unpaid dividends shall instead compound and be added to the Stated Amount, whether or not declared by the Board of Directors.

            (b) SENIOR RANKING. No dividends shall be declared or set aside for the Junior Stock, other than a dividend payable solely in shares of Junior Stock, unless prior thereto all accrued but unpaid dividends on the Series A Preferred Stock (including any amounts added to the Stated Amount) shall be set aside and paid in cash on all of the then outstanding shares of Series A Preferred Stock. In no event shall any dividend be paid or declared, nor shall any distribution be made, on the Common Stock, unless holders of Series A Preferred Stock shall participate in such dividend on a pro rata basis with the holders of Common Stock, counting shares of Series A Preferred Stock on an as-if-converted basis.

         4. LIQUIDATION AND SALE OF THE CORPORATION.

            (a) LIQUIDATION.  Upon the occurrence of a Liquidation, the holders of shares of Series A Preferred Stock shall be paid in cash for each share of Series A Preferred Stock held thereby, out of, but only to the extent of, the assets of the Corporation legally available for distribution to its stockholders, before any payment or distribution is made to any shares of Junior Stock, an amount equal to the greater of (i) 108% of the Series A Purchase Price plus an amount equal to all accrued and unpaid dividends, if any, and (ii) the aggregate amount payable in such Liquidation with respect to the number of shares of Common Stock into which such share of Series A Preferred Stock is convertible (whether or not such shares are convertible at such time) immediately prior to such Liquidation (the greater of clause (i) and clause (ii), the "LIQUIDATION PREFERENCE"). If the assets of the Corporation available for distribution to the holders of shares of Series A Preferred Stock shall be insufficient to permit payment in full to such holders of the aggregate Liquidation Preference, then all of the assets available for distribution to holders of shares of Series A Preferred Stock shall be distributed among and paid to such holders of shares of Series A Preferred Stock ratably in proportion to the amounts that would be payable to such holders if such assets were sufficient to permit payment in full.

            (b) SALE OF THE CORPORATION. In connection with a Sale of the Corporation effected by the Corporation, the Corporation shall provide that the holders of the Preferred Stock will have the opportunity to receive, in respect of each outstanding share of Series A Preferred Stock, consideration or proceeds equal to the greater of (i) the 108% of the Series A Purchase Price plus an amount equal to all accrued and unpaid dividends, if any, and (ii) the aggregate consideration or proceeds payable in connection with such transaction (including, if greater, any consideration or proceeds, that a holder of Common Stock may elect to receive in connection such transaction) with respect to the number of shares of Common Stock into which such share of Series A Preferred Stock is convertible (whether or not such shares are convertible at such time) immediately prior to such transaction (the greater of clause (i) and clause
(ii), the "TRANSACTION PROCEEDS"). In the event that a Sale of the Corporation is consummated which does not provide for the prompt distribution to the holders of the Series A Preferred Stock of the Transaction Proceeds, then (i) the Corporation shall deliver a written notice to each holder of Series A Preferred Stock no later than the 10th day after the Sale of the Corporation advising such holders of their right to receive the Transaction Proceeds in respect of each outstanding share of Series A Preferred Stock, and (ii) within ten days after the receiving a request by a holder of Series A Preferred Stock, the Corporation shall deliver the Transaction Proceeds to such holder in respect of each share of Series A Preferred Stock in respect of which such request is made. If the assets of the Corporation available for distribution to the holders of shares of Series A Preferred Stock shall be insufficient to permit payment in full to such holders of the aggregate Transaction Proceeds, then all of the assets available for distribution to holders of shares of Series A Preferred Stock shall be distributed among and paid to such holders of shares of Series A Preferred Stock ratably in proportion to the amounts that would be payable to such holders if such assets were sufficient to permit payment in full.

            (c) NO ADDITIONAL PAYMENT. After the holders of all shares of Series A Preferred Stock shall have been paid in full the amounts to which they are entitled in Section 4(a), the holders of shares of Series A Preferred Stock shall not be entitled to any further participation in any distribution of assets of the Corporation and the remaining assets of the Corporation shall be distributed to the holders of Junior Stock.

            (d) NOTICE. Written notice of a Liquidation, stating the amount of the Liquidation Preference payable in connection therewith and the place where such amount shall be payable, shall be delivered in person, mailed by certified mail, return receipt requested, mailed by overnight mail or sent by telecopier, not less than ten days prior to the earliest payment date stated therein, to the holders of record of shares of Series A Preferred Stock, such notice to be addressed to each such holder at its address as shown by the records of the Corporation.

            (e)  ADDITIONAL  PROVISIONS  FOR  SALE  OF  THE  CORPORATION.   Any
securities to be delivered to the holders of shares of Series A Preferred Stock pursuant to Section 4(b) shall be valued as follows:

               (i) With respect to securities that do not constitute "restricted securities," as such term is defined in Rule 144(a)(3) promulgated under the Securities Act, the value shall be deemed to be the Current Market Price of such securities as of three days prior to the date of distribution. For purposes of this Section 4(e)(i), references to "Common Stock" in the definition of "Current Market Price" and "Market Price" shall be deemed to mean the securities to be delivered to the holders of shares of Series A Preferred Stock pursuant to Section 4(b).

               (ii) With respect to securities that constitute "restricted securities," as such term is defined in Rule 144(a)(3) promulgated under the Securities Act, and that are of the same class or series as securities that are publicly traded, the value shall be adjusted to make an appropriate discount from the value as set forth above in clause (i) to reflect the appropriate fair market value thereof, as mutually determined by the Board of Directors and the holders of the Required Majority of the shares of Series A Preferred Stock, or if there is no active public market with respect to such class or series of securities, such securities shall be valued in accordance with clause (i) above, giving appropriate weight, if any, to such restrictions as mutually determined by the Board of Directors and the holders of the Required Majority of the shares of Series A Preferred Stock. If the Board of Directors and the holders of the Required Majority of the shares of Series A Preferred Stock shall fail to agree on any of the matters referred to in the prior sentence, such matter shall be determined, at the Corporation's expense, by an appraiser chosen by the Board of Directors and reasonably acceptable to the holders of the Required Majority of the shares of Series A Preferred Stock.

         5. VOTING RIGHTS.

            (a) In addition to the voting rights to which the holders of Series A Preferred Stock are entitled under or granted by Delaware law and pursuant to
Section 5(b) and any other section hereof, the holders of shares of Series A Preferred Stock shall be entitled to vote, in person or by proxy, at a special or annual meeting of stockholders or in any written consent in lieu of meeting, on all matters entitled to be voted on by holders of shares of Common Stock, voting together as a single class with the Common Stock (and with other shares entitled to vote thereon, if any). With respect to any such vote, each share of Series A Preferred Stock shall entitle the holder thereof to cast that number of votes as is equal to the number of votes that such holder would be entitled to cast had such holder converted its shares of Series A Preferred Stock into shares of Common Stock pursuant to Section 7(a) on the record date for determining the stockholders of the Corporation eligible to vote on any such matters.

            (b) So long as any shares of the Series A Preferred Stock are outstanding, the Corporation shall not, without the affirmative vote of holders of the Required Super-Majority of the then outstanding shares of Series A Preferred Stock, given in person or by proxy, either in writing or by resolution adopted at an annual or special meeting:

               (i) authorize or issue any additional shares of Series A Preferred Stock or any class of Capital Stock (by reclassification or otherwise) that ranks senior to or PARI PASSU with the Series A Preferred Stock with respect to dividends, distributions, liquidations, redemptions or otherwise; PROVIDED, that, without any requirement to obtain such consent, the Corporation may issue a series of preferred stock that has a different conversion price but is otherwise substantially identical to the terms of the Series A Preferred Stock and having an aggregate total initial liquidation preference that does not exceed $10,000,000 (the "PARI PASSU STOCK"), provided that any shares of Pari Passu Stock shall be issued in compliance with Section 10.

               (ii) amend this Certificate of Designations, the Certificate of Incorporation or the Bylaws, whether by merger, consolidation or otherwise, so as to, directly or indirectly, affect adversely any of the specified rights, preferences, privileges or voting rights of holders of the shares of Series A Preferred Stock (the issuance of the Pari Passu Stock in accordance with the provisions of clause (i) above being expressly acknowledged to not constitute such an amendment);

               (iii) alter or change the rights, preferences, powers (including without limitation, voting powers) or privileges, powers of the Series A Preferred Stock;

               (iv) increase or decrease the authorized number of shares of the Series A Preferred Stock;

               (v) redeem, purchase or otherwise acquire for cash any Capital Stock of the Corporation ranking PARI PASSU with or junior to the Series A Preferred Stock (other than the repurchase of unvested stock options or restricted stock for nominal consideration from employees, officers or directors, or consultants of the Corporation upon termination of employment or service); or

               (vi) effect any Sale of the Corporation other than in compliance with Section 4(b) or effect any Transaction other than in compliance with
     Section 7(g).

            (c) In any case in which the holders of Series A Preferred Stock shall be entitled to vote as a separate series pursuant to Delaware law and pursuant to Section 5(b) and any other section hereof, each holder of Series A Preferred Stock entitled to vote with respect to such matter shall be entitled to one vote per each share of Series A Preferred Stock held.

         6. REDEMPTION.

            (a) REDEMPTION PERIOD. At any time following December 13, 2010, and provided that the Market Price of the shares of Common Stock equals or exceeds 130% of the initial Series A Conversion Price for at least 20 consecutive trading days (ending on the trading day prior to the Corporation's mailing of the notice of redemption described in Section 6(b)), the Corporation shall have the right, at its sole option and election, to redeem, in one transaction, all (but not less than all) of the outstanding shares of Series A Preferred Stock for cash, at a price per share (the "REDEMPTION PRICE") equal to (i) 100% of the Stated Amount plus (ii) an amount equal to all accrued and unpaid dividends to the Redemption Date (defined below), if any (to the extent they have not been added to the Stated Amount pursuant to Section 3(a)). Shares of Series A Preferred Stock may be converted into shares of Common Stock pursuant to
Section 7(a) at any time prior to the Redemption Date.

            (b) PRIORITY OF REDEMPTION. So long as any shares of Series A Preferred Stock remain outstanding, the Corporation shall not, and shall not permit any Subsidiary to, redeem any shares of Common Stock or any other class or series of Preferred Stock not expressly identified as ranking PARI PASSU or senior to the Series A Preferred Stock with respect to redemption prior to the redemption of all outstanding shares of the Series A Preferred Stock.

            (c) REDEMPTION PAYMENT. Written notice of any election by the Corporation to redeem the shares of Series A Preferred Stock pursuant to
Section 6(a) and the date selected for such redemption (the "REDEMPTION DATE") shall be delivered in person, mailed by certified mail, return receipt requested, mailed by overnight mail or sent by telecopier not less than 15 nor more than 30, days prior to such Redemption Date to the holders of record of the shares of Series A Preferred Stock, such notice to be addressed to each such holder at its address as shown in the records of the Corporation. The Redemption Price shall be paid on the Redemption Date with respect to each share of Series A Preferred Stock by wire transfer of immediately available funds to accounts designated in writing by the holders of such shares of Series A Preferred Stock. Upon notice from the Corporation, each holder of shares of Series A Preferred Stock shall promptly surrender to the Corporation, at any place where the Corporation shall maintain a transfer agent for its shares of Series A Preferred Stock, certificates representing the shares so redeemed, duly endorsed in blank or accompanied by proper instruments of transfer.

            (d) TERMINATION OF RIGHTS.  After the Redemption Date (provided the applicable Redemption Price payable upon redemption of the shares of Series A Preferred Stock has been paid in full), all rights of the holder of shares of Series A Preferred Stock shall cease and terminate, and such shares shall no longer be deemed to be outstanding, whether or not the certificates representing such shares have been received by the Corporation.

         7. CONVERSION.

            (a) OPTIONAL CONVERSION. Any holder of shares of Series A Preferred Stock shall have the right, at its option, at any time following December 13, 2008, and from time to time, to convert, subject to the terms and provisions of this Section 7, any or all of such holder's shares of Series A Preferred Stock into such number of fully paid and non-assessable shares of Common Stock as is equal to the product of the number of shares of Series A Preferred Stock being so converted multiplied by the quotient of (i) the Stated Amount plus an amount equal to all accrued and unpaid dividends, if any (to the extent they have not been added to the Stated Amount pursuant to Section 3(a)) DIVIDED BY (ii) the conversion price, which initially shall be $16.12, subject to adjustment as provided in Section 7(c) (such price in clause (ii), as so adjusted from time to time, the "SERIES A CONVERSION PRICE"). Such conversion right shall be exercised by the surrender of certificate(s) representing the shares of Series A Preferred Stock to be converted to the Corporation at any time during usual business hours at its principal place of business to be maintained by it (or such other office or agency of the Corporation as the Corporation may designate by notice in writing to the holders of shares of Series A Preferred Stock), accompanied by written notice that the holder elects to convert such shares of Series A Preferred Stock and specifying the name or names (with address(es)) in which a certificate or certificates for shares of Common Stock are to be issued and (if so required by the Corporation) by a written instrument or instruments of transfer in form reasonably satisfactory to the Corporation duly executed by the holder or its duly authorized legal representative and transfer tax stamps or funds therefor, if required pursuant to Section 7(j). All certificates representing shares of Series A Preferred Stock surrendered for conversion shall be delivered to the Corporation for cancellation and canceled by it.

            (b) TERMINATION OF RIGHTS. On the date of such optional conversion pursuant to Section 7(a), all rights with respect to the shares of Series A Preferred Stock so converted, including the rights, if any, to receive notices and vote, shall terminate, except only the rights of holders thereof to (i) receive certificates for the number of shares of Common Stock into which such shares of Series A Preferred Stock have been converted, (ii) the payment of dividends, if any, pursuant to Section 3 and (iii) exercise the rights to which they are entitled as holders of shares of Common Stock.

               (c) ANTIDILUTION ADJUSTMENTS. The Series A Conversion Price, and
            the number and type of securities to be received upon conversion of shares of
Series A Preferred Stock, shall be subject to adjustment as follows:

               (i) SUBDIVISION OR COMBINATION OF COMMON STOCK. If the Corporation shall at any time or from time to time, prior to conversion of all of the shares of Series A Preferred Stock, (x) subdivide (by stock split or otherwise) the outstanding shares of Common Stock into a larger number of shares, or (y) combine the outstanding shares of Common Stock into a smaller number of shares, then (1) in the event of a subdivision, the Series A Conversion Price in effect immediately before such subdivision shall be proportionately decreased and (y) in the event of a combination, the Series A Conversion Price in effect immediately before the combination shall be proportionately increased. An adjustment made pursuant to this Section 7(c)(i) shall become effective retroactively in the case of any such subdivision or combination, to the close of business on the day upon which such corporate action becomes effective.

               (ii) ISSUANCE OF COMMON STOCK OR COMMON STOCK EQUIVALENT BELOW SERIES A CONVERSION PRICE.

                    (1) If the Corporation shall at any time or from time to time, prior to conversion of all of the shares of Series A Preferred Stock, issue or sell any shares of Common Stock or Common Stock Equivalents at a price per share of Common Stock that is less than the Series A Conversion Price then in effect as of the record date or Issue Date (as defined below), as the case may be (the "RELEVANT DATE") (treating the price per share of Common Stock, in the case of the issuance of any Common Stock Equivalent, as equal to (x) the sum of the price for such Common Stock Equivalent PLUS any additional consideration payable (without regard to any anti-dilution adjustments) upon the conversion, exchange or exercise of such Common Stock Equivalent DIVIDED BY (y) the number of shares of Common Stock initially underlying such Common Stock Equivalent), other than (A) issuances or sales for which an adjustment is made pursuant to another clause of this Section 7(c) and (B) issuances pursuant to an Excluded Transaction, then, and in each such case, the Series A Conversion Price then in effect shall be adjusted by MULTIPLYING the Series A Conversion Price in effect on the day immediately prior to the Relevant Date by a fraction (I) the numerator of which shall be the sum of the number of shares of Common Stock outstanding on the Relevant Date PLUS the number of shares of Common Stock which the aggregate consideration received by the Corporation for the total number of such additional shares of Common Stock so issued would purchase at the Series A Conversion Price on the Relevant Date (or, in the case of Common Stock Equivalents, the number of shares of Common Stock which the aggregate consideration received by the Corporation upon the issuance of such Common Stock Equivalents and receivable by the Corporation upon the conversion, exchange or exercise of such Common Stock Equivalents would purchase at the Series A Conversion Price on the Relevant Date) and (II) the denominator of which shall be the sum of the number of shares of Common Stock outstanding on the Relevant Date PLUS the number of additional shares of Common Stock issued or to be issued (or, in the case of Common Stock Equivalents, the maximum number of shares of Common Stock into which such Common Stock Equivalents initially may convert, exchange or be exercised).

                    (2) Such adjustment shall be made whenever such shares of Common Stock or Common Stock Equivalents are issued, and shall become effective retroactively on the date (the "ISSUE DATE") of such issuance; PROVIDED, HOWEVER, that the determination as to whether an adjustment is required to be made pursuant to this Section 7(c)(ii) shall only be made upon the issuance of such shares of Common Stock or Common Stock Equivalents.

                    (3) In case at any time any shares of Common Stock or Common Stock Equivalents or any rights or options to purchase any shares of Common Stock or Common Stock Equivalents shall be issued or sold for cash, the consideration received therefor shall be deemed to be the amount received by the Corporation therefor, without deduction therefrom of any expenses incurred or any underwriting commissions or concessions or discounts paid or allowed by the Corporation in connection therewith. In case any shares of Common Stock or Common Stock Equivalents or any rights or options to purchase any Common Stock or Common Stock Equivalents shall be issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Corporation shall be deemed to be the fair market value of such consideration, without deduction therefrom of any expenses incurred or any underwriting commissions or concessions or discounts paid or allowed by the Corporation in connection therewith, as determined mutually by the Board of Directors and the holders of the Required Majority of the shares of Series A Preferred Stock or, if the Board of Directors and the holders of the Required Majority of the shares of Series A Preferred Stock shall fail to agree, at the Corporation's expense, by an appraiser chosen by the Board of Directors and reasonably acceptable to the holders of the Required Majority of the shares of Series A Preferred Stock.

               (iii) CERTAIN DISTRIBUTIONS. In case the Corporation shall at any time or from time to time, prior to conversion of all of the Series A Preferred Stock, distribute to all holders of shares of the Common Stock (including any such distribution made in connection with a merger or consolidation in which the Corporation is the resulting or surviving Person and the Common Stock is not changed or exchanged) cash, evidences of indebtedness of the Corporation or another issuer, securities of the Corporation or another issuer or other assets (excluding dividends or distributions in which holders of shares of Series A Preferred Stock participate, in the manner provided in Section 3, and dividends payable in shares of Common Stock for which adjustment is made under another paragraph of this Section 7(c)) or rights or warrants to subscribe for or purchase of any of the foregoing, then, and in each such case, the Conversion Price then in effect shall be adjusted (and any other appropriate actions shall be taken by the Corporation) by multiplying the Conversion Price in effect immediately prior to the date of such distribution by a fraction (x) the numerator of which shall be the Conversion Price in effect immediately prior to the date of such distribution less the then fair market value (as determined by the Board of Directors) of the portion of the cash, evidences of indebtedness, securities or other assets so distributed or of such rights or warrants applicable to one share of Common Stock and (y) the denominator of which shall be the Conversion Price in effect immediately prior to the date of such distribution (but such fraction shall not be greater than one); provided, however, that no adjustment shall be made with respect to any distribution of rights or warrants to subscribe for or purchase securities of the Corporation if the holder of shares of Series A Preferred Stock would otherwise be entitled to receive such rights or warrants upon conversion at any time of shares of Series A Preferred Stock into Common Stock and such rights or warrants are set aside for the holders of Series A Preferred Stock to be delivered upon such conversion. Such adjustment shall be made whenever any such distribution is made and shall become effective retroactively to a date immediately following the close of business on the record date for the determination of stockholders entitled to receive such distribution.

               (iv) OTHER CHANGES. In case the Corporation at any time or from time to time, prior to the conversion of shares of Series A Preferred Stock, shall take any action affecting its Common Stock similar to or having an effect similar to any of the actions described in Sections 7(c)(i), (ii) or (iii) or Section 7(g) (but not including any action described in any such Section) and it would be equitable in the circumstances to adjust the Series A Conversion Price as a result of such action, then, and in each such case, the Series A Conversion Price shall be adjusted in such manner and at such time as the Board of Directors in good faith determines would be equitable in the circumstances (such determination to be evidenced in a resolution, a certified copy of which shall be mailed to the holders of shares of Series A Preferred Stock).

            (d) ABANDONMENT. If the Corporation shall take a record of the holders of its shares of Common Stock for the purpose of entitling them to receive a distribution, and shall thereafter and before the distribution to stockholders thereof legally abandon its plan to pay or deliver such distribution, then no adjustment in the Series A Conversion Price shall be required by reason of the taking of such record.

            (e) NO FRACTIONAL SHARES. No fractional shares shall be issued upon the conversion of any share or shares of Series A Preferred Stock, and the number of shares of Common Stock to be issued shall be rounded up to the nearest whole share. Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Series A Preferred Stock which the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

            (f) CERTIFICATE AS TO ADJUSTMENTS. Upon any adjustment in the Series A Conversion Price, the Corporation shall within a reasonable period following any of the foregoing transactions deliver to each registered holder of shares of Series A Preferred Stock a certificate, signed by (i) the Chief Executive Officer of the Corporation and (ii) the Chief Financial Officer of the Corporation, setting forth in reasonable detail the event requiring the adjustment and the method by which such adjustment was calculated and specifying the increased or decreased Series A Conversion Price then in effect following such adjustment.

            (g)  REORGANIZATION,  RECLASSIFICATION.  In case of any  merger  or consolidation of the Corporation or any capital reorganization, reclassification or other change of outstanding shares of Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value) (each, a "TRANSACTION"), the Corporation shall execute and deliver to each holder of shares of Series A Preferred Stock at least 20 days prior to effecting such Transaction a certificate, signed by (i) the Chief Executive Officer of the Corporation and (ii) the Chief Financial Officer of the Corporation, stating that the holder of each share of Series A Preferred Stock shall have the right to receive in such Transaction, in exchange for each share of Series A Preferred Stock, a security substantially similar to (and not less favorable to the holder than) the Series A Preferred Stock, and provision shall be made therefor in such Transaction, including in the agreement, if any, relating to such Transaction. Such security shall provide for the adjustments required by this Section 7(g). The provisions of this Section 7(g) similarly shall apply to successive transactions.

            (h) NOTICES. In case at any time or from time to time:

               (i) the Corporation shall declare a dividend (or any other distribution) on its shares of Common Stock;

               (ii) the Corporation shall authorize the granting to the holders of its shares of Common Stock rights or warrants to subscribe for or purchase any shares of Capital Stock of any class or of any other rights or warrants; or

               (iii) there shall be any Transaction;

then the Corporation shall mail to each holder of shares of Series A Preferred Stock at such holder's address as it appears on the transfer books of the Corporation, as promptly as possible but in any event at least ten days prior to the applicable date hereinafter specified, a notice stating (A) the date on which a record is to be taken for the purpose of such dividend, distribution or granting of rights or warrants or, if a record is not to be taken, the date as of which the holders of shares of Common Stock of record to be entitled to such dividend, distribution or granting of rights or warrants are to be determined, or (B) the date on which such Transaction is expected to become effective and the date as of which it is expected that holders of shares of Common Stock of record shall be entitled to exchange their shares of Common Stock for shares of stock or other securities or property or cash deliverable upon such Transaction. Notwithstanding the foregoing, in the case of any event to which
Section 7(g) is applicable, the Corporation shall also deliver the certificate described in Section 7(g) to each holder of shares of Series A Preferred Stock at least 20 days prior to effecting such reorganization or reclassification as aforesaid.

            (i) RESERVATION OF COMMON STOCK. The Corporation shall at all times reserve and keep available for issuance upon the conversion of shares of Series A Preferred Stock, such number of its authorized but unissued shares of Common Stock as will from time to time be sufficient to permit the conversion of all outstanding shares of Series A Preferred Stock, and shall take all actions to increase the authorized number of shares of Common Stock if at any time there shall be insufficient authorized but unissued shares of Common Stock to permit such reservation or to permit the conversion of all outstanding shares of Series A Preferred Stock.

            (j) NO CONVERSION TAX OR CHARGE. The issuance or delivery of certificates for shares of Common Stock upon the conversion of shares of Series A Preferred Stock shall be made without charge to the converting holder of shares of Series A Preferred Stock for such certificates or for any tax in respect of the issuance or delivery of such certificates or the securities represented thereby, and such certificates shall be issued or delivered in the respective names of, or (subject to compliance with the applicable provisions of federal and state securities laws) in such names as may be directed by, the holders of the shares of Series A Preferred Stock converted; PROVIDED, HOWEVER, that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any such certificate in a name other than that of the holder of the shares of Series A Preferred Stock converted, and the Corporation shall not be required to issue or deliver such certificate unless or until the Person or Persons requesting the issuance or delivery thereof shall have paid to the Corporation the amount of such tax or shall have established to the reasonable satisfaction of the Corporation that such tax has been paid.

            (k) Subject to compliance with Section 7(a), within one trading day after the surrender of any of the Series A Preferred Stock for conversion, the Corporation shall (subject to compliance with the applicable provisions of federal and state securities laws) deliver to the holder of such shares so surrendered certificate(s) representing the number of fully paid and non-assessable shares of Common Stock into which such shares are entitled to be converted and certificate(s) representing the number of shares of Series A
Preferred Stock which were not so converted, if any. At the time of the surrender of such certificate(s), the Person in whose name any certificate(s) for shares of Common Stock shall be issuable upon such conversion shall be deemed to be the holder of record of such shares of Common Stock on such date, notwithstanding that the share register of the Corporation shall then be closed or that the certificates representing such shares of Common Stock shall not then be actually delivered to such Person.

         8. WAIVER. The Required Majority may waive compliance with any of the provisions of this Certificate of Designations.

         9. BUSINESS DAY. If any payment shall be required by the terms hereof to be made on a day that is not a Business Day, such payment shall be made on the immediately succeeding Business Day.

         10. PREEMPTIVE RIGHTS. In case the Corporation proposes at any time to sell any shares of Pari Passu Stock (other than sales of Pari Passu Stock, on or before February 28, 2008, to any Person that is a holder of Capital Stock of the Corporation as of the date hereof (or an affiliate of such holder) of a number of shares of Pari Passu Stock that provides such holder with the same fully diluted, ownership percentage as such holder had prior to the sale of Series A Preferred Stock), the Corporation shall, no later than ten business days prior to the consummation of such sale, give notice in writing (the "PREEMPTIVE RIGHTS OFFER NOTICE") to each registered holder of Series A Preferred Stock (at the last address provided by such holder to the Corporation) of such proposed transaction. The Preemptive Rights Offer Notice shall include the terms of the proposed transaction and contain an offer to sell to each holder of Series A Preferred Stock, on the terms described in the Preemptive Rights Offer Notice, all or any part of such holder of Series A Preferred Stock's pro rata portion of the Pari Passu Stock (which shall equal to the number of shares of outstanding Series A Preferred Stock owned by such holder divided by the number of outstanding shares of Series A Preferred Stock). If any holder of Series A Preferred Stock fails to accept the offer by the tenth business day after the Corporation's delivery of the Preemptive Rights Offer Notice to purchase all of such holders pro rata share of Pari Passu Stock, the Corporation shall offer the participating holders of Series A Preferred Stock the right to buy their pro rata portion of the Pari Passu Stock which has not been subscribed for within three business days after delivery of such notice. Thereafter, for a period of 90 days, the Corporation may sell any unsubscribed shares of Pari Passu Stock to any Person or Persons on terms that are no more favorable than those set forth in the Preemptive Rights Offer Notice.

         11. DEFINITIONS. As used in this Certificate of Designation, the following terms shall have the following meanings (with terms defined in the singular having comparable meanings when used in the plural and VICE VERSA), unless the context otherwise requires:

         "BOARD OF DIRECTORS" means the board of directors of the Corporation.

         "BUSINESS DAY" means any day except a Saturday, a Sunday, or other day on which commercial banks in the State of New York are authorized or required by law or executive order to close.

         "CAPITAL STOCK" means, with respect to any Person, any and all shares, interests, participations, rights in, or other equivalents (however designated and whether voting or non-voting) of, such Person's capital stock and any and all rights, warrants or options exchangeable for or convertible into such capital stock (but excluding any debt security whether or not it is exchangeable for or convertible into such capital stock).

         "COMMISSION"   means  the  United  States   Securities   and  Exchange
Commission.

         "COMMON STOCK" has the meaning ascribed to it in Section 2.

         "COMMON STOCK EQUIVALENT" means any security or obligation which is by its terms convertible or exchangeable into shares of Common Stock or another Common Stock Equivalent, and any option, warrant or other subscription or purchase right with respect to Common Stock.

         "CORPORATION" has the meaning ascribed to it in the first paragraph of this Certificate of Designations.

         "CURRENT MARKET PRICE" per share means, as of the date of determination, (a) the average of the daily Market Price under clause (a), (b) or (c) of the definition thereof of the Capital Stock during the immediately preceding 30 trading days ending on such date, and (b) if the Capital Stock is not then listed or admitted to trading on any national securities exchange or quoted in the over-the-counter market, then the Market Price under clause (d) of the definition thereof on such date.

         "EXCLUDED TRANSACTION" means (a) any issuance or grant of restricted stock or options to purchase shares of Common Stock to employees, consultants, officers or directors of the Corporation pursuant to a stock option plan or other employee benefit arrangement approved by the Board of Directors or (b) any issuance of Common Stock or Common Stock Equivalent issued (i) upon the conversion of shares of Series A Preferred Stock or Pari Passu Stock (but only if an adjustment has been made with respect to the issuance of the Pari Passu Stock), (ii) as a dividend on shares of Series A Preferred Stock, (iii) in connection with any debt financing which is approved by holders of the Required Super-Majority of the outstanding shares of Series A Preferred Stock, (iv) in connection with any strategic acquisition by the Corporation or any of its Subsidiaries only if such Common Stock or Common Stock Equivalents are issued in consideration of such strategic acquisition and not to fund the acquisition of consideration for such strategic acquisition or (v) in respect of claims under the Corporation's 2005 plan of reorganization.

         "ISSUE DATE" has the meaning ascribed to it in Section 7(c)(ii)(2).

         "JUNIOR STOCK" has the meaning ascribed to it in Section 2.

         "LIQUIDATION" means the voluntary or involuntary liquidation under applicable bankruptcy or reorganization law, or the dissolution or winding up of the Corporation.

         "LIQUIDATION  PREFERENCE"  has the  meaning  ascribed to it in Section
4(a).

         "MARKET PRICE" means, as of the date of determination, (a) if the Capital Stock is listed on a national securities exchange, the closing price per share of Capital Stock on such date published in THE WALL STREET JOURNAL (NATIONAL EDITION) or, if no such closing price on such date is published in THE WALL STREET JOURNAL (NATIONAL EDITION), the average of the closing bid and asked prices on such date, as officially reported on the principal national securities exchange on which the Capital Stock is then listed or admitted to trading; or (b) if the Capital Stock is not then listed or admitted to trading on any national securities exchange but is designated as a national market system security by the National Association of Securities Dealers, Inc., the last trading price of the Capital Stock on such date; or (c) if there shall have been no trading on such date or if the Capital Stock is not designated as a national market system security by the National Association of Securities Dealers, Inc., the average of the reported closing bid and asked prices of the Capital Stock on such date as shown by the National Market System of the National Association of Securities Dealers, Inc. Automated Quotations System and reported by any member firm of the New York Stock Exchange selected by the Corporation; or (d) if none of (a), (b) or (c) is applicable, a market price per share determined mutually by the Board of Directors and the holders of the Required Majority of the shares of Series A Preferred Stock or, if the Board of Directors and the holders of the Required Majority of the shares of Series A Preferred Stock shall fail to agree, at the Corporation's expense, by an appraiser chosen by the Board of Directors and reasonably acceptable to the holders of the Required Majority of the shares of Series A Preferred Stock. Any determination of the Market Price shall be based on a valuation of the Corporation as an entirety without regard to any discount for minority interests or disparate voting rights among classes of Capital Stock.

         "PARI PASSU STOCK" has the meaning ascribed to it in Section 5(b).

         "PERSON" means any individual, firm, corporation, partnership, limited liability company, trust, incorporated or unincorporated association, joint venture, joint stock company, governmental body or other entity of any kind.

         "RELEVANT DATE" has the meaning ascribed to it in Section 7(c)(ii).

         "REQUIRED MAJORITY" means at least 50.1% of the outstanding Series A Preferred Stock.

         "REQUIRED SUPER-MAJORITY" means at least 66.67% of the outstanding Series A Preferred Stock.

         "REVOLVING CREDIT AGREEMENT" means the Credit Agreement, dated as of April 13, 2005 (as amended, restated, supplemented or otherwise modified), by and among the Corporation, General Electric Capital Corporation, as agent and lender, the other credit parties thereto and the lenders signatory thereto from time to time.

         "SALE OF THE CORPORATION" means, whether in a single transaction or a series of related transactions, (i) any merger, consolidation, recapitalization, tender offer or other business combination of, for or involving the Corporation or its capital stock, unless, in any such case, the Persons that beneficially own the Common Stock of the Corporation (including Common Stock issuable upon conversion of Preferred Stock) immediately prior to such transaction or series of related transactions will beneficially own immediately after the transaction at least 66.67% of the Common Stock (including Common Stock issuable upon conversion of Preferred stock) of the Corporation or any other corporation or other entity resulting from or surviving the transaction or transactions in substantially the same proportion as their respective ownership of the Common Stock (including Common Stock issuable upon conversion of Preferred Stock) immediately before that transaction or series of related transactions or (ii) the sale, transfer or other disposition of all or substantially all of the assets of the Corporation and its Subsidiaries. For the avoidance of doubt, a "Sale of the Corporation" shall not include a private or public market transfer or sale transaction by any holders of the Corporation's capital stock, other than pursuant to a tender offer or similar transaction made available to all stockholders of the Corporation.

         "SALE PAYMENT" has the meaning ascribed to it in Section 4(b).

         "SECURITIES ACT" means the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder.

         "SERIES A CONVERSION PRICE" has the meaning ascribed to it in Section 6(a).

         "SERIES A PREFERRED  STOCK" has the meaning  ascribed to it in Section
1.

         "SERIES A PREFERRED PURCHASE PRICE" means $1,000.00 (subject to equitable adjustments for stock splits, stock dividends, combinations or other recapitalizations of the Series A Preferred Stock).

         "STATED AMOUNT" means $1,000.00 per share of Series A Preferred Stock, as the same may be increased to reflect accrued but unpaid dividends pursuant to Section 3(a) (subject to equitable adjustments for stock splits, stock dividends, combinations or other recapitalizations of the Series A Preferred Stock).

         "SUBSIDIARIES" means, as of the relevant date of determination, with respect to any Person, a corporation or other Person of which 50% or more of the voting power of the outstanding voting equity securities or 50% or more of the outstanding economic equity interest is held, directly or indirectly, by such Person.

         "SUPPLEMENTAL REAL ESTATE CREDIT AGREEMENT" means the Credit, dated as of April 13, 2005 (as amended, restated, supplemented or otherwise modified), by and among the Corporation, Kimco Capital Corp., as agent and lender, the other credit parties thereto and the lenders signatory thereto from time to time.

         "TRANSACTION" has the meaning ascribed to it in Section 7(f).

         "TRANSACTION PROCEEDS" has the meaning ascribed to it in Section 4(b).

                  [Remainder of page intentionally left blank]

         IN WITNESS WHEREOF, the undersigned has executed and subscribed this certificate as of December 12, 2007.



                                             /s/ Gregory J. Young
                                             ---------------------------------
                                                  Gregory J. Young
                                                  Chief Executive Officer





















  [Signature page to Certificate of the Powers, Designations, Preferences and
              Rights of the Series A Convertible Preferred Stock]